Exhibit 99.1

Zosano Pharma Reports Second Quarter 2018 Financial Results

and Operational Update

•	Completed enrollment for our M207-ADAM study with 344 subjects

•	Presented additional analyses from the ZOTRIP pivotal study on pain relief and recurrence at the 2018 American Headache Society (AHS) meeting

•	Published M207 nonclinical data in multiple leading scientific journals

FREMONT, Calif., August 9, 2018 — Zosano Pharma Corporation (NASDAQ:ZSAN), a clinical-stage biopharmaceutical company, developing and commercializing therapies that deliver rapid systemic absorption by leveraging its novel and proprietary technology called Adhesive Dermally-Applied Microarray (“ADAM™”), today announced financial results for the second quarter ended June 30, 2018.

“In the second quarter, enrollment was completed for the M207-ADAM study, a long-term safety study for the acute treatment of migraine. Since study initiation in November 2017, a total of 344 subjects have been enrolled in the study and received M207. The open-label study, designed in consultation with the FDA will evaluate at least 150 subjects for six months and at least 50 subjects for a year,” commented John Walker, Chairman and Chief Executive Officer. “We are pleased with the observed data from the study thus far, which illustrates that the ADAM patch is reported to be well-tolerated by subjects after multiple applications for their migraines. Additionally, there have been no drug related serious adverse events reported to date. Importantly, efficacy based on the secondary measures of observed pain freedom at two hours and pain relief at two hours remain consistent with earlier clinical studies at 42% response rate and 84% response rate, respectively.”

“In the second quarter, we continued to grow our body of evidence supporting the development and potential commercialization of M207. Analyses from the M207 Phase 2/3 clinical study on pain relief by time and recurrence of migraine in subjects with pain relief at two hours were presented at the American Headache Society (AHS) meeting in June. The data showed M207 demonstrated both early and durable responses in the treatment of migraine,” Mr. Walker continued. “During AHS, there was also a poster and oral presentation on key findings for receptor binding kinetics of zolmitriptan and sumatriptan. These findings showed differences between the two compounds, with zolmitriptan having a longer duration of receptor occupancy, providing a potential mechanistic rationale for the durability of effect seen in the ZOTRIP Study.”

Recent Business Highlights and Clinical Update

•	In May 2018, Zosano completed enrollment for M207-ADAM long-term safety study, with 344 subjects enrolled in the study.

•

In May 2018, Zosano announced the publication of most bothersome symptom (MBS) data from the ZOTRIP pivotal study in Headache: the Journal of Head and Face Pain. MBS freedom at two hours was observed in 68% of M207 3.8 mg subjects as compared to 43% of placebo subjects (P < .0009).

•

In May 2018, Zosano announced the appointment of Steven A. Elms to the Board of Directors. Mr. Elms is a seasoned investment executive with extensive experience in M&A, financings, investment banking and capital market transactions.

•	In May 2018, the company entered into a new employment agreement with John Walker, Chairman and CEO, reflecting his full-time status and commitment to Zosano Pharma.

•	In June 2018, Zosano’s Board of Directors appointed Kenneth Greathouse as lead independent director.

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In June 2018, Zosano presented at the 2018 American Headache Society (AHS) meeting additional analyses from the ZOTRIP pivotal study on pain relief and recurrence, demonstrating both early onset and durability of effect.

•	In June 2018, the Journal of Pharmaceutics published positive data from a nonclinical study evaluating of pharmacokinetics and skin tolerability for ADAM™ technology for the delivery of zolmitriptan.

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In July 2018, the Journal of Pharmaceutical Science published skin tolerability and bioavailability data using ADAM’s intracutaneous zolmitriptan delivery. The pharmacokinetic studies showed that the ADAM 1.9-mg zolmitriptan was delivered with high efficiency (85%) and high absolute bioavailability (77%).

Financial Results for the Second Quarter Ended June 30, 2018

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Zosano reported a net loss of $8.8 million, or $0.75 per share on a basic and diluted basis, and $17.0 million, or $2.47 per share on a basic and diluted basis, for the three and six months ended June 30, 2018, respectively, compared to a net loss of $6.7 million, or $3.44 per share on a basic and diluted basis, and $13.7 million, or $9.22 per share on a basic and diluted basis, for the same periods in 2017.

•

Research and development expenses were $6.5 million and $12.3 million for the three and six months ended June 30, 2018, respectively, compared to $4.4 million and $9.0 million for the same periods in 2017. The increase in research and development expenses was primarily attributable to an increase in clinical trial costs related to the M207-ADAM study and to support production of the registration batches.

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General and administrative (G&A) expenses were $2.3 million and $4.5 million for the three and six months ended June 30, 2018, respectively, compared to $2.2 million and $4.3 million for the same period in 2017. The increase in general and administrative expenses was due to the increased rent, franchise taxes, and other general corporate activities.

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As of June 30, 2018, we had cash, cash equivalents and marketable securities of $37.6 million, debt of $3.6 million and approximately 12 million common shares outstanding. In April 2018, Zosano announced the closing of a public offering of 10 million shares of its common stock at a price of five dollars per share. The net proceeds to Zosano from this offering were $45.6 million after deducting underwriting discounts and commissions.

Conference Call

The Company will host a conference call with the investment community today, August 9th, at 4:30 p.m. Eastern Time. The dial-in numbers for the conference call are (844) 379-5311 (U.S.) or (209) 905-5963 (international). The conference ID number is 2469348. To access the live webcast, please visit the Investor Relations page of the Zosano Pharma website at http://ir.zosanopharma.com/events.cfm. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the live broadcast.

For interested individuals unable to join the live call, an archived webcast will be available on the company’s website at http://ir.zosanopharma.com/events.cfm approximately three hours after the call and available through September 9, 2018.

About M207

M207 is our proprietary formulation of zolmitriptan delivered utilizing Zosano’s proprietary ADAM technology. Zosano’s ADAM technology consists of titanium microprojections coated with drug, and in the case of M207, our formulation of zolmitriptan. The drug-coated microneedles physically break through the stratum corneum and penetrate into the epidermis and dermis, where the dry drug coating is dissolved by the surrounding skin interstitial fluid. In February 2017, the Company announced statistically significant results from the ZOTRIP pivotal study, which demonstrated that the 3.8mg dose of M207 met both co-primary endpoints, achieving pain freedom and most bothersome symptom freedom at 2 hours. In November 2017, the Company announced the initiation of its long-term safety study evaluating M207 and anticipates filing an NDA for M207 in the fourth quarter of 2019.

Forward-Looking Statements

This press release contains forward-looking statements regarding the timing of expected clinical development milestones, sufficiency of our capital resources and need for future funding and other future events and expectations. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risks and uncertainties, without limitation, associated with the process of discovering, developing and commercializing products that are safe and effective for use as human therapeutics, risks inherent in the effort to build a business around such products and other risks and uncertainties described under the heading “Risk Factors” in the Company’s most recent annual report on Form 10-K. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot in any way guarantee that the future results, level of activity, performance or events and circumstances reflected in forward-looking statements will be achieved or occur. All forward-looking statements are based on information currently available to Zosano and Zosano assumes no obligation to update any such forward-looking statements.

Zosano Contact:

John Walker

Chief Executive Officer and Chairman of the Board

510-745-1200

Media Contact:

Sara Zelkovic

LifeSci Public Relations

sara@lifescipublicrelations.com

646-876-4933

ZOSANO PHARMA CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(unaudited; in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue:	$-	$-	$-	$-
Operating expenses:
Research and development	6,533	4,363	12,339	8,989
General and administrative	2,272	2,188	4,532	4,310

Total operating expenses	8,805	6,551	16,871	13,299

Loss from operations	(8,805)	(6,551)	(16,871)	(13,299)
Other income (expenses):
Interest expense, net	(33)	(207)	(174)	(454)
Other income, net	2	12	3	10

Net loss	$(8,836)	$(6,746)	$(17,042)	$(13,743)

Net loss per common share – basic and diluted	$(0.75)	$(3.44)	$(2.47)	$(9.22)

Weighted-average shares used in computing net loss per common share – basic and diluted	11,753	1,960	6,890	1,491

ZOSANO PHARMA CORPORATION

SELECTED CONDENSED BALANCE SHEETS DATA

(in thousands)

	June 30,	December 31,
	2018	2017
	(unaudited)
Cash, cash equivalents and marketable securities	$37,638	$11,651
Total current assets	38,507	13,393
Total assets	45,226	18,000
Secured promissory note	3,600	6,687
Total liabilities	9,146	10,952
Stockholders’ equity	36,080	7,048